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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   GE CAPITAL EQUITY INVESTMENTS, INC.
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   (Last)               (First)                 (Middle)

   120 LONG RIDGE ROAD
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                                    (Street)

   STAMFORD             CONNECTICUT              06927
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   1/25/00
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   HEALTHGATE DATA CORP.(HGAT)
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5 Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing

   [   ]   Form Filed by One Reporting Person
   [ X ]   Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

Common Stock ($.01 par value)            2,165,547                   D                    Not Applicable
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                       5. Owner-
                                                    3. Title and Amount of Securities                     ship
                                                       Underlying Derivative Security                     Form of
                         2. Date Exercisable           (Instr. 4)                                         Derivative
                            and Expiration Date     ---------------------------------    4. Conver-       Security:
                            (Month/Day/Year)                               Amount           sion or       Direct      6. Nature of
                         ----------------------                            or               Exercise      (D) or         Indirect
1. Title of Derivative   Date       Expira-                                Number           Price of      Indirect       Beneficial
   Security              Exer-      tion                                   of               Derivative    (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security      (Instr.5)      (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

Warrant (right to                                   Common Stock                                                      See Footnote
purchase)                6/17/99    6/17/04         ($.01 par value)       1,189,800     $3.46         I              (1).
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
Explanation of Responses:

     THIS FORM IS FILED BY GE CAPITAL EQUITY INVESTMENTS, INC. ("GE EQUITY") FOR AND ON BEHALF OF ITSELF, GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL"), GENERAL ELECTRIC CAPITAL SERVICES, INC. ("GECS") AND GENERAL ELECTRIC COMPANY ("GE") (COLLECTIVELY, THE "REPORTING PERSONS"). GE EQUITY IS A WHOLLY-OWNED SUBSIDIARY OF GE CAPITAL; GE CAPITAL IS A SUBSIDIARY OF GECS; AND GECS IS WHOLLY-OWNED SUBSIDIARY OF GE. GE EQUITY AND ITS AFFILIATES, GE CAPITAL, GE AND GECS MAY BE DEEMED TO CONSTITUTE A "GROUP" AS SUCH TERM IS DEFINED FOR PURPOSES OF SECTION 13(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO HOLDINGS OF EQUITY SECURITIES OF THE ISSUER. HOWEVER, NONE OF THE REPORTING PERSONS AFFIRMS THE EXISTENCE OF A "GROUP" FOR SUCH PURPOSES, AND THIS FORM SHOULD NOT BE CONSTRUED AS AN ADMISSION THAT ANY REPORTING PERSON IS THE BENEFICIAL OWNER OF ANY SECURITIES OTHER THAN THOSE EXPRESSLY INDICATED ON THIS FORM. GECS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SECURITIES REPORTED HEREIN. GE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SECURITIES REPORTED HEREIN, EXCEPT FOR THOSE SECURITIES IT HOLDS DIRECTLY

(1)  Held directly by GE.


GE CAPITAL EQUITY INVESTMENTS, INC.


By:  /s/ Michael E. Pralle                                       1/25/00
  --------------------------------------------           -----------------------
  Michael E. Pralle, President/General Manager                    Date

Joint Filer Information
-----------------------

Name:     General Electric Company

Address:  3135 Easton Turnpike
          Fairfield, Connecticut 06431

Designated Filer:   GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol:  Healthgate Data Corp. ("HGAT")

Date of Event
Requiring Statement:  January 25, 2000

Signature:

GENERAL ELECTRIC COMPANY


By:  /s/ Michael E. Pralle
   ----------------------------
   Name:  Michael E. Pralle
   Title: Attorney-in-Fact*

* Power of attorney attached hereto as Exhibit 1.

Joint Filer Information
-----------------------

Name:     General Electric Capital Corporation

Address:  260 Long Ridge Road
          Stamford, Connecticut 06297

Designated Filer:  GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol:  Healthgate Data Corp. ("HGAT")

Date of Event
Requiring Statement:  January 25, 2000

Signature:

GENERAL ELECTRIC CAPITAL CORPORATION

By:  /s/ Michael E. Pralle
   ----------------------------
   Name:  Michael E. Pralle
   Title: Vice President

Joint Filer Information
-----------------------

Name:     General Electric Capital Services, Inc.

Address:  260 Long Ridge Road
          Stamford, Connecticut 06297

Designated Filer:  GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol:  Healthgate Data Corp. ("HGAT")

Date of Event
Requiring Statement:  January 25, 2000

Signature:

GENERAL ELECTRIC CAPITAL SERVICES, INC.

By:  /s/ Michael E. Pralle
   ----------------------------
   Name:  Michael E. Pralle
   Title: Attorney-in-Fact*

*  Power of attorney attached hereto as Exhibit 1.

Joint Filer Information
-----------------------

Name:     GE Capital Equity Investments, Inc.

Address:  120 Long Ridge Road
          Stamford, Connecticut 06297

Designated Filer:  GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol:  Healthgate Data Corp. ("HGAT")

Date of Event
Requiring Statement:  January 25, 2000

Signature:

GE CAPITAL EQUITY INVESTMENTS, INC.

By:  /s/ Michael E. Pralle
   ----------------------------
   Name:  Michael E. Pralle
   Title: President/General Manager